Exhibit 99.1

Pacific Gold Corp.

Agrees to Convert $220,000 of Debt

TORONTO, September 7, 2010 – Pacific Gold Corp. (Pink Sheets: PCFG) announced today that it has reached an agreement to amend the remaining $220,000 debenture originally due to Crescent International Ltd. (“Crescent”) on October 5th 2010.

Crescent and the Company have agreed that Crescent will convert the entire remaining balance of the debenture into common shares of the Company at a conversion price of $0.00495 per share (an almost 100% premium to the current market price), with 50% of the debenture being converted before September 30, 2010 and the balance converted on or before March 5th, 2011. The debenture has been amended to extend the maturity to March 5th, 2011.

The Company will not have to repay any cash to Crescent and management believes that this agreement will assist the Company with financing efforts in the future

To find out more about Pacific Gold Corp. (Pink Sheets: PCFG), visit the Company’s website at www.pacificgoldcorp.com. Or contact the Company directly at 416-214-1483.

About the Company

Pacific Gold Corp.’s business plan provides for the acquisition and development of production-ready and in-production mining operations. The company is focused on alluvial gold and base metals operations located in western North America. Pacific Gold Corp. owns four operating subsidiaries: Nevada Rae Gold, Inc. ("Nevada Rae") owns and operates the Black Rock Canyon gold mine, located in north-central Nevada; Pilot Mountain Resources Inc. ("Pilot Mountain") owns Project W, a large tungsten based deposit in Nevada; Fernley Gold, Inc. ("Fernley Gold") acquired exclusive lease rights to mine the Lower Olinghouse Placers in north-western Nevada; and Pacific Metals Corp. (“Pacific Metals”) owns claims in San Juan and Delores Counties, Colorado, encompassing the historic Graysill Mine.

This news release includes forward-looking statements that reflect Pacific Gold Corp.'s current expectations about its future results, performance, prospects and opportunities. Pacific Gold Corp. has tried to identify these forward-looking statements by using words and phrases such as "may", "will", "expects", "anticipates", "believes", "intends", "estimates", "should", "typical", "we are confident" or similar expressions. These forward- looking statements are based on information currently available to Pacific Gold Corp. and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects of opportunities in the remainder of 2010 and beyond, to differ materially from those expressed in, or implied by, these forward-looking statements.